As filed with the Securities and Exchange Commission on February 3, 1997


                                               Registration No. 333-11567

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                             AMENDMENT NO. TWO TO
                                   FORM S-3


                         Registration Statement Under
                          THE SECURITIES ACT OF 1933

                                RENTECH, INC.

             (Exact name of Registrant as specified in charter)
                Colorado                                       84-0957421

  (State or Other Jurisdiction of                        (I.R.S. Employer
   Incorporation or Organization)                     Identification No.)

  1331 17th Street, Suite 720, Denver, Colorado 80202      (303) 298-8008
  (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices and intended principal place of business)

  Dennis L. Yakobson, President, 1331 17th St. Suite 720, Denver, Colorado
  80202                                                      (303) 298-8008
          (Name, address and telephone number of agent for service)

             Copy to:  Loren L. Mall, Esq., Brega & Winters P.C.
                       1700 Lincoln Street, Suite 2222
                           Denver, Colorado  80203

      Approximate date of commencement of proposed sale to the public:
           As soon as practicable after the effective date hereof.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ Registration No. 333-11567


  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

               CALCULATION OF REGISTRATION FEE

Title of Shares         Amount to be    Proposed Maximum      Proposed Maximum      Amount of
to be Registered        Registered(1)   Offering Price        Aggregate Offering    Registration
                                        per Unit(2)           Price                 Fee

Common Stock            1,032,000       $2.31                 $2,383,290            $822.04*

Common Stock            5,168,248       $0.36                 $1,860,570            $641.58**

Common Stock Under-     4,743,000       $0.36                 $1,707,480            $588.79**
lying Stock Purchase
Warrants

Common Stock            1,479,000       $0.36                 $532,440              $161.35***

Total                   11,390,248      $0.36                 $4,100,490            $1,391.72

*        Registration fee paid in connection with Registration Statement No. 33-84232.
**       Registration fee paid in connection with Post-Effective Amendment No. One to Registration Statement No. 333-11567.
***      Registration fee paid in connection with Post-Effective Amendment No. Two to Registration Statement No. 333-11567.
<F1>     Subject to adjustment pursuant to the anti-dilution provisions as allowed by Rule 416.
<F2>     Average of the closing bid and asked prices as quoted on NASDAQ on September 30, 1996 and January 24, 1997, pursuant to Rule 457(c).  Estimated solely for the purpose of calculating the registration fee pursuant to
         Rule 457(c).


  PURSUANT TO RULE 429, THIS REGISTRATION STATEMENT ALSO RELATES AND IS DEEMED TO BE A POST-EFFECTIVE AMENDMENT WITH RESPECT TO REGISTRATION STATEMENT NO. 33-84232 COVERING 1,032,000 SHARES OF COMMON STOCK AND THIS POST-EFFECTIVE AMENDMENT ADDING 1,479,000 SHARES OF COMMON STOCK.

  P   R   O   S   P   E   C   T   U   S


                                RENTECH, INC.

               11,390,248 Shares Common Stock ($.01 par value)

       THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

                    SEE RISK FACTORS BEGINNING AT PAGE 3.


       This Prospectus relates to 11,390,248 shares of common stock, $.01 par value per share (the "Common Stock"), of RENTECH, INC. (the "Company") sold by the Company in private placements in January 1997 and earlier, including 4,743,000 shares of Common Stock issuable upon exercise of stock purchase warrants issued by the Company to the purchasers of Common Stock in private placements. The stock purchase warrants are exercisable at $.25 per share and expire September 20, 1997 or one year after the date of issuance of the warrants. The latter date may be as late as July 31, 1999. The Shares now held by the Selling Shareholders and the shares of Common Stock that may be acquired by the Selling Shareholders upon exercise of the stock purchase warrants are collectively called the "Shares." The Selling Shareholders are identified in this Prospectus under the heading "Selling Shareholders."

       The Shares may be offered by Selling Shareholders from time to time:
  (i) in transactions in the over-the-counter market, on the automated inter-dealer system on which shares of Common Stock of the Company are then listed, in negotiated transactions, or a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling
  Shareholders" and "Plan of Distribution." Selling Shareholders may also sell such shares pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 if the requirements for the availability of such rules have been satisfied.

       None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has, however, received the net purchase price paid for the Shares upon the purchase of the Shares in a recent private placement, as described herein under "Use of Proceeds." The Company intends to use the net proceeds it has received from the recent private placement for operating expenses. See "SUMMARY--Use of Proceeds." The Company will receive proceeds with respect to and to the extent of exercise of the stock purchase warrants.

       The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and underwriter expense allowance, and fees and expenses of counsel and other advisers to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

       The Common Stock of the Company is listed and traded on NASDAQ on the Small Cap Market under the symbol "RNTK." On January 27, 1997, the last reported sale price of the Common Stock was $.34 per share.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





              The date of this Prospectus is February 3, 1997

                            AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in Denver (Suite 4800, 1801 California Street, Denver, Colorado 80202), New York (Room 1228, 75 Park Place, New York, New York 10007), and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                     DOCUMENTS INCORPORATED BY REFERENCE

       The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to:

                Rentech, Inc.
                1331 17th Street, Suite 720
                Denver, Colorado 80202
                Telephone number:  (303) 298-8008
                Attention:  James P. Samuels, Chief Financial Officer

       The following documents filed with the Commission by the Company (File Number 0-19260) are hereby incorporated by reference into this
  Prospectus:

  1. The Company's Transition Report on Form 10-KSB for the 9-month period ended September 30, 1996;

  2.  The Company's Current Report on Form 8-K dated January 30, 1997.

       All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                                      PAGE 5
                                     SUMMARY

  The Company

       Rentech, Inc. ("Rentech" or the "Company") was organized as a Colorado corporation in 1981 to develop and exploit processes for the conversion of low-value carbon-bearing solids and gases into valuable liquid hydrocarbons including premium diesel fuel, naphthas and waxes. The technical feasibility, that is, ability of the Company's conversion process to convert carbon-burning gases into valuable liquid hydrocarbons"Rentech Process Technology " or the "Technology"), was established in the Company's first pilot plant and again in its second pilot plant operated during 1989.

       The Rentech Technology uses as feedstock natural gas from gas wells that are not producing or that flare gas, or synthesis gas, a mixture of hydrogen and carbon monoxide gases, produced by gasification of coal. These sources of fuel are in abundant supply worldwide. The Technology can provide a means of utilizing gas resources that are currently unmarketable due to their remote locations or because of the presence of diluents such as carbon dioxide or nitrogen. Other sources of feedstock include methane, a gas collected from coal beds, as well as industrial off gases.

       The diesel fuel produced to date by using the Technology has been tested to have a sulphur content below detectable limits and to have improved combustion characteristics when compared to commercial No. 2 diesel fuel. Therefore, it is less polluting than presently available diesel fuel, and, unlike alternative fuels such as methanol or compressed natural gas, does not require any engine or vehicle modifications for use. Based upon prices of crude oil at about $18 per barrel, and commercial No. 2 diesel fuel at approximately $.50 per gallon, management believes the diesel fuel can be produced and sold at competitive prices and, particularly in view of the requirements of the federal Clean Air Act, may be saleable at premium prices. The Technology has the potential of reducing, in this and other countries, dependency upon imports of crude oil and petroleum products.

       The Company's business is licensing the Rentech Technology, including sale of its proprietary catalyst, in exchange for license fees and ongoing royalties on the production of liquid hydrocarbons from conversion plants that use the Technology and are constructed and owned by licensees. Rentech has licensed its Technology for use in India for a plant now under final design for construction by its Indian licensee at Arunachal Pradesh, India. That plant will be the first commercial plant to use the Company's Technology. Rentech is providing its Indian licensee engineering design and technical services under contract, and will provide such services to subsequent licensees for their use in constructing their plants, together with engineering services and startup operational support services on a fee basis for licensed plants. In addition, Rentech may reserve the right to contract for the engineering and supply the synthesis gas conversion reactor modules that are essential to use of its Technology in conversion plants.

       At present the gas conversion Technology is not generating sufficient cash flow to sustain the operations of the Company. As previously announced by management, the Company has been exploring other business opportunities, with a goal of diversifying into other businesses and generating cash flow. The Company has obtained capital for near term operations by making a private placement offering in August 1996 and January 1997 that provided net proceeds of approximately $796,950. The Company expects that it will be able to continue operations through the first quarter of 1997, at which time, if the Company is unsuccessful in its efforts to create revenue necessary to provide for all ongoing expenses and broaden its business base, the Company expects to suspend the expense side of its operations to assure its Nasdaq listing and company liquidity. In such event, the Company will function on a reduced basis until licensing fees and design contract payments expected in 1997 and thereafter are collected from the gas conversion licensee and the Company is able to acquire or merge its entity with another public organization. See "RISK FACTORS."

       The Company intends to continue its business of licensing its Technology, including attempts to enter into arrangements for a second plant in India that is now under discussion. At the same time, the Company expects to acquire other technologies or assets in other fields of business. Acquisitions are sought both to increase the Company's total assets in order to maintain the Company's qualifications to remain listed on the Nasdaq Small Cap Market and to increase the Company's revenues. The Company expects that it might be able to obtain other technologies or assets through the issuance of shares of its Common Stock or whose owners might be able to offset their taxable earnings against the Company's net operating loss carryforward of approximately $8,500,000 as of December 31, 1995. There are no agreements with any such companies, and there can be no assurances that any such undertakings will be concluded. See "RISK FACTOR NO. 3."

       The executive offices of the Company are located at 1331 17th Street, Suite 720, Denver, Colorado 80202, telephone (303) 298-8008, fax
  (303) 298-8010.


  Use of Proceeds

       The 5,168,248 Shares and 4,743,000 Shares of Common Stock issuable upon conversion of the stock purchase warrants, respectively, are being offered for the account of Selling Shareholders. The Company will not receive any proceeds from their sale of their Shares, but it will receive approximately $1,185,000 if all of the stock purchase warrants are exercised, of which there is no assurance. The Company intends to use any net proceeds from the exercise of the warrants for working capital and general corporate purposes.


                                 RISK FACTORS

       The securities offered hereby involve a high degree of risk. Prospective investors, prior to making an investment, should carefully consider the following risks and speculative factors inherent in and affecting the business of the Company and an investment in the Shares. In accordance with the provisions of the Private Securities Litigation Reform Act of 1995, the cautionary statements set forth below identify important factors that could cause actual results to differ materially from those in the forward-looking statements contained in this prospectus.

       1. Lack of Profitable Operations. From inception on December 18, 1981, through June 30, 1996, the Company sustained losses aggregating $7,576,605, including a loss of $1,450,049 for the 1994 fiscal year, a loss of $2,452,823 for the 1995 fiscal year, and a loss of $267,359 for the first half of 1996. As of June 30, 1996 and December 31, 1995, the Company had a working capital deficit of $391,443 and $388,159. A substantial portion of the losses is attributable to research and development expenses incurred by the Company in connection with development of the Technology through 1989. The suspension of the Company's engineering design contract for the Henan Project in China and the resulting liquidation of the Company's Future Fuels Pty Ltd. subsidiary resulted in a loss of the investment in Future Fuels recorded at approximately $501,000 for the 1995 fiscal year. At December 31, 1992 the Company had working capital of $2,344,607. During 1993 the Company applied that working capital and approximately $1.5 million raised in equity financing during the fourth quarter of 1993 to cover the costs previously incurred in retrofitting its Synhytech plant and demonstrating use of its Technology under commercial operating conditions in the plant in order to induce potential licensees to build plants using the Company's Technology. There are no assurances that licensees will complete construction of plants to use the Technology, and no assurances that such completed plants, if any, will be operated profitably by the licensees. Because the Company's future income depends upon revenues associated with successful plants or its acquisition of other profitable business or assets, none of which is assured, there are no assurances that the Company will be profitable in the future, or that it will be able to continue in operation as a going concern. The report of the Company's independent auditors for the fiscal year ended December 31, 1995 notes that the Company has suffered recurring losses from operations and has a working capital deficiency which raises substantial doubt about its ability to continue as a going concern.

       2. Economic Feasibility of Technology Not Assured. The Company's demonstration of its Technology in its Synhytech plant was not intended to test the economic feasibility of the Technology and therefore did not establish its economic feasibility. Whether any full-scale conversion plant using the Technology can be profitably operated depends upon the availability of low-cost feedstock, cost-efficient production of the liquid hydrocarbons and a ready market for the end products (primarily premium diesel fuel, naphthas and waxes) at reasonable prices. The fact that the Synhytech plant could not be operated on a commercial basis because of inadequacy of the feedstock from the landfill and the prohibitive cost of bringing in other feedstock gas may hamper development and construction of additional conversion plants. The diesel fuel produced by the Technology has not been subjected to long-term engine tests to determine if there are any adverse effects. No in-depth cost or price studies have been prepared by independent third parties for the Company. Any significant decrease in prices of crude oil below approximately $18 or commercial No. 2 diesel fuel below approximately $.50 per gallon could have a material adverse effect upon the Company.

       3. Business Dependent Upon Acquisition of Other Businesses or Assets or Merger. While the Company intends to continue its business related to its Technology, the past revenues have been inadequate to sustain the Company's operations, and future revenues from the Technology will also be insufficient in the next 12 months. Thus the Company's ability to continue its operations as a going concern depends upon its acquisition of other businesses or assets or its merger with another successful business, or several such transactions, at least one of which must be completed before the Company's operating capital has been exhausted. There are no assurances that any such transactions will be successfully concluded. See "SUMMARY--Use of Proceeds."

       4. Dependence upon Management. At this stage of the Company's development, success of the Company depends upon the ability of management to demonstrate and implement the technological and commercial feasibility of the Technology, as well as to accomplish diversification of its business. Design of plants and their startup, both of which could require knowledge unique to the Company's technical personnel, are required to achieve optimal process plant operations. Moreover, to successfully compete with its Technology, the Company will be required to engage in continuous research and development regarding not only the conversion process and catalyst composition, but also products, markets and costs. Loss of the services of the executive officers of the Company, particularly Drs. Charles B. Benham or Mark S. Bohn due to their technical expertise and knowledge, and Dennis L. Yakobson and Ronald C. Butz due to their established relationships with licensees and others, could be expected to have a material adverse effect upon the Company.
  The Company's employment contracts with Dr. Benham, Mr. Yakobson and Mr. Butz expire on March 31, 1997. It has no employment contract with Dr. Bohn who works for the Company on a part-time basis. The Company has obtained key-man insurance (as to which the Company is the sole beneficiary) on the lives of Drs. Benham and Bohn in the amounts of $500,000 each. The Company's basic proprietary information has been reduced to tangible form, which will protect the Company in the event of loss of its technical personnel, but which also will expose the Company to greater risk of unauthorized dissemination and duplication of that information notwithstanding controls established by the Company.

       5. Loss of Proprietary Information. One of the keys to the conversion process upon which the Technology depends is the catalyst developed by the Company. The Company will require any catalyst manufacturer that it licenses or catalyst joint venture partners to maintain the confidentiality of the formula and to use it only for the agreed purposes. In addition, Company personnel having access to the formula and other proprietary Company information have signed confidentiality agreements. Finally, the Company requires confidentiality covenants in its license agreements and design and construction contracts. However, no assurance can be given that such persons will not violate the terms of their agreements or that competitors will not be able to determine the components of the catalyst or other proprietary Company information. In either event, the ability of the Company to compete could be materially and adversely affected.

       6. Effect of Competition. The products of the Technology will compete with other petroleum products, including products produced by related methods. To a great extent, competition will be based upon price, although compliance with environmental laws may create demand for the Company's low aromatic, sulphur-free diesel fuel even at premium prices. While the Company definitely faces price and product competition, management is not aware of any competing technology, either existing or under development, that may be cost effective on the relatively small scale contemplated to be economically viable for conversion plants using the Technology. However, others have and are actively seeking to develop technology that will enable similar results. It must be presumed that research in this area will continue and that other persons will attempt, perhaps successfully, to reproduce the catalyst and copy the Technology or develop a similar process, particularly if the commercial viability of the process is confirmed. The most likely competition will come from major corporations in the oil and gas and synthetic fuel industries that have vastly greater technical and financial resources than the Company.

       7. Effect of Patent Infringement. To the knowledge of management, no portion of the Technology infringes upon any previously issued and unexpired United States patent. However, no patent searches have been conducted, and no such assurance can be given. In the event it should be determined that the Company's patents or proprietary processes are infringing upon another patent, the Company will be compelled to seek a license from the holder of that patent or to modify its Technology to avoid such infringement, or both, neither of which may be possible. Several U.S. patents have been issued to the Company, but it is possible that third parties could infringe upon those patents, either innocently or deliberately. In either case, to protect the Technology the Company may be compelled to seek legal redress. The license agreement entered into by the Company requires that the Company both prosecute and defend infringement actions at its cost. In the event the Company does not have sufficient funds for that purpose, it could incur substantial economic loss, including termination of license agreements and loss of all or portions of the economic benefit attributable to ownership of the Technology and equity interests in conversion plants. The Company does not now have and may never have adequate funds for that purpose.

        8. Limited Protection Afforded by Patents. The Company has filed a United States patent application with several claims covering certain process applications, products produced, and materials used in its process. Several patents have been issued, and other claims are still pending. U.S. patents that may be issued have a term of 20 years. The Company presently requires non-disclosure agreements from all persons having access to its proprietary information. Its patents and any future patents it may be granted as well as its non-disclosure agreements will be difficult and expensive to enforce, and may not be upheld by the courts, especially those of foreign nations. Inability to protect any patents or enforce it non-disclosure agreements, especially in foreign countries where much of the Company's business may be established, could enable others to take advantage of the Company's Technology without compensating it, causing it substantial economic loss.

       9. Need for Inexpensive Feedstock to Produce Products that Are Competitively Priced. Successful exploitation of the Company's Technology depends upon the availability of substantial quantities of carbon-bearing, low-cost feedstock for plants that use the Technology. Management believes such feedstock gas will be readily available from sources such as natural gas wells that are not producing gas because of remote locations, and from other sources such as synthesis gas produced by gasification of coal, as well as industrial off gases. However, in the event low-cost gas cannot be obtained, then plants using the Technology may not be able to produce products for sale at competitive prices. Although the cost of diesel fuel produced at the plants may require that it be sold at prices somewhat higher than competing diesel fuels, management expects that many users, particularly those subject to the increasingly strict mandates of the Clean Air Act, will pay that premium. At prices for crude oil at approximately $18 per barrel and diesel fuel at approximately $.50 per gallon, management believes that the diesel fuel produced using the Technology can be priced competitively. However, no such assurance can be given. Also, should oil or commercial No. 2 diesel fuel prices both decrease significantly, any market for the Company's diesel fuel that may hereafter exist could be adversely affected.

       10. Lack of End Product Purchase Contracts. The Company has previously contacted various potential purchasers of the products of the Technology, primarily users of diesel fuel, but has no contracts for purchase of the end products of its Technology. The Company's licensees are responsible for marketing products from plants constructed by them. Because the diesel fuel produced is relatively non-polluting, it is believed that metropolitan transportation districts and other users of fuel in urban areas having air pollution problems may be interested in purchasing such fuel, possibly at a premium over the price of commercial diesel fuel. However, no such assurance can be given.

       11. Risk of Joint Ventures. While the Company does not presently anticipate investing in the construction of gas conversion plants that use its technology, such investments are possible in the future. The Company may enter into joint ventures with third parties for construction and operation of conversion process plants, catalyst manufacturing plants or both. Joint ventures under certain circumstances may involve risks not otherwise present including, for example, the possibility that a co-venturer may become insolvent or bankrupt; that any such co-venturer may at any time have economic, business interests or goals that are inconsistent with the business interests or goals of the Company; or that such co-venturer may be in a position to take action contrary to the instructions or requests of the Company or contrary to its policies or objectives. Among other things, actions by such a co-venturer might have the result of subjecting the property, the other co-venturers or both to liabilities in excess of those contemplated.

       12. Liabilities Imposed by Environmental Laws. Some of the products of the Technology contain small amounts of toxic substances, such as alcohols, aldehydes, ethers and aromatics. Also, owners of conversion plants, including the Company, if it acquires any such ownership, will be subject to the risk of releases of hazardous materials into the environment. Although management expects to adopt stringent operational controls and procedures in conversion plants in which it has a controlling equity interest and to require appropriate warnings regarding possible product toxicity, no assurance can be given that the Company will be able, in all instances, to comply with applicable environmental laws. Any such failure could result in substantial liability to the Company.

       13. Risk of Currency Exchange Rates. In its offshore operations, the Company expects it will usually be paid design contract fees, license fees, royalties and other compensation denominated in the currency of the subject country. The Company will thus be subject to the risk of fluctuation of currency exchange rates. Whenever possible, however, management intends to negotiate payment in U.S. dollars. In addition, some countries may have laws that could adversely affect the ability of the Company to remove funds from that country, may impose taxes upon such removal, or limit the amount of the payments that a licensee can make to the Company.

       14. Uninsured Losses. The Company has obtained insurance of the types and in the amounts management believes are customarily obtained for businesses similarly situated. However, certain types of losses (generally clean-up costs for environmental contamination or losses of a catastrophic nature such as damage to a process plant in which the Company holds an interest caused by fire, explosion, war, earthquakes and floods) are either uninsurable or not economically insurable. Should an uninsured or partially insured loss occur, the Company could suffer a loss of invested capital and any profits that might otherwise have been anticipated.

       15. No Expectation of Dividends. No dividends have been paid on the Company's Common Stock since inception, and it is highly unlikely that any dividends will be paid in the near term due to existing capital needs. However, if the business plan is successful, the Company may generate substantial revenue from license fees and royalties related to its Technology, as well as revenues from new businesses or assets, which, barring unanticipated capital commitments, is expected to allow payment of dividends. No assurance can be given, however, that the Company will ever pay, or be in a position to pay dividends.

       16. Potential Dilution Due to Exercise of Stock Options and Additional Private Offerings. The Company has reserved 842,280 shares of Common Stock for issuance upon exercise of presently outstanding stock options and 1,032,000 for issuance upon purchase under outstanding stock purchase warrants. The Company may issue additional shares of its Common Stock to raise operating capital or acquire other businesses or assets. Issuances of additional shares of Common Stock will reduce the percentage ownership interest in the Company represented by shares of Common Stock acquired by purchasers and may dilute the value of their interest in the Company.

       17. Potential Dilution of Shareholder Rights by Issuance of Preferred Stock. The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $10 per share. The preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by the board of directors without any requirement for shareholder approval. Such rights may include voting rights, preferences as to dividends and, upon liquidation, conversion and redemption rights, and mandatory redemption provisions pursuant to sinking funds or otherwise. No preferred stock is currently outstanding, and the Company has no present plans for issuance thereof. However, any issuance of preferred stock could affect the rights of the holders of Common Stock and therefore reduce the value of the Common Stock. Rights could be granted to holders of preferred stock hereafter issued which could reduce the attractiveness of the Company as a potential takeover target. See "DESCRIPTION OF SECURITIES - Preferred Stock."

       18. Deterrence of Tender Offers by Fair Price Provisions. The Company's Articles of Incorporation include provisions designed to assure shareholders, to the extent possible, that any hostile takeover attempt or merger of the Company with a significant shareholder or its affiliate will result in shareholders receiving a fair value for their securities. These provisions include grouping of the board of directors into three classes with staggered terms; a requirement that directors may be removed without cause only with the approval of the holders of 66-2/3% of the outstanding voting power of the capital stock of the Company; and a requirement that the holders of not less than 66-2/3% of the voting power of the outstanding capital stock of the Company approve certain business combinations of the Company with any holder of more than 10% of such voting power or an affiliate of any such holder unless the transaction is either approved by at least a majority of the uninterested and unaffiliated members of the board of directors or unless certain minimum price and procedural requirements are met. These provisions could deter a hostile tender offer by a third party for the purchase of some or all of the Company's outstanding securities and could have the effect of entrenching management. See "DESCRIPTION OF SECURITIES - Fair Price Provisions."

                             SELLING SHAREHOLDERS

   The shares of Common Stock owned by the Selling Shareholders and the shares of Common Stock (the
"Shares") underlying stock purchase warrants held by them are being offered by the Selling Shareholders identified in the following table.

                                                                                  Number of Shares
                                                            Number of        to be Beneficially Owned
Name of                             Number of Shares        Shares That   On Completion of the Offering
Selling                             Beneficially Owned      May Be                               % of
Shareholder                         Record    Indirect      Offered(1)    Record    Indirect     Class

Charles B. Benham(2)                275,440   257,322         320,880     115,000   257,322      2.3
Mark S. Bohn(3)                     443,431   177,928         182,092     352,385   177,928      3.2
Ronald C. Butz(4)                   164,151   257,322         320,880     238,154   257,322      3.0
Stephen Bushansky                    34,978     ---            63,956       3,000     ---        *
C. David Callahan                    35,558     ---            63,116       4,000     ---        *
Kenneth D. Carlson                   45,941     ---            63,882      14,000     ---        *
William Carmichael                  503,350     ---         1,006,700      20,000     ---        *
Conch Bar Enterprises, Inc.         127,763   198,000         255,526       ---     198,000      1.3
Bartley W. Conroy                    82,099     ---           164,198       2,226     ---        *
D.S.N. Enterprises, Ltd.            126,750     ---           253,500       ---       ---        0
Gulf Coast Consultants, Inc.        265,555     ---           280,555       ---      ---         0
Gulf Coast Trust                     63,149     ---           126,298       ---       ---        0
Hauser Chemical Research, Inc.       17,143     ---            17,143       ---       ---        0
Kent T. Hultquist                    63,375     ---           126,750       ---       ---        0
Donald Hunter                       126,300     ---           252,600       ---       ---        0
C.E. Husted                          45,805     ---            71,610      10,000     ---        *
IMC, Inc.                            50,461     ---            50,461       ---       ---        0
Leslie N. & Ann Johnson             126,575     ---           253,150       ---       ---        0
Paul D. Jorgensen                   103,988     ---           167,976       ---       ---        *
Fred E. Karp                         31,994     ---            63,988       ---       ---        0
Tommy L. Keith                      180,344     ---           255,526      52,581     ---        *
James Kuo                             6,089     ---             6,089       ---       ---        0
Joseph F. Lambright                 252,465     ---           504,930       ---       ---        0
William H. Lacy                     100,000     ---           100,000       ---       ---        0
Laredo Properties                   242,080     ---           254,160     115,000     ---        *
Loren L. Mall                       181,652     ---           101,400     130,952     ---        *
Roger Mariani                        31,984     ---            63,968       ---       ---        0
Mark G. Milask                      127,875     ---           255,750       ---       ---        0
Dr. Mohan S. Misra                  120,000     ---           240,000       ---       ---        0
Neil J. Montagino                   129,975     ---           255,950       2,000     ---        *
Will A. Mosley                       31,900     ---            63,800       ---       ---        0
Philip S. Mushlin                   167,975     ---           295,950       ---       ---        0
Stanley E. Norfleet                  63,988     ---           127,976       ---       ---        *
Craig K. Olson                       31,822     ---            63,644       ---       ---        *
Satish B. Parekh                    387,520   320,756         501,026     186,494     ---        1.1
Russell A. Pareti                    31,688     ---            63,376       ---       ---        0
Kevin S. Parson                     126,232     ---           252,464       ---       ---        0
Ned F. Parson                       126,232     ---           252,464       ---       ---        0
Rebecca C. & Gary R. Perrine        126,775     ---           253,550       ---       ---        0
Roger B. Rankin                     198,000   250,000         118,000      80,000   250,000      2.0
Ralph Riggs                          63,938   123,186         127,876       ---     123,186      *
Rodriguez Family Partners, Ltd.     253,355     ---           506,710       ---       ---        0
James P. Samuels                    127,875     ---           255,750       ---       ---        0
Brett B. Salter                   1,479,000     ---         1,479,000       ---       ---        0
Schneider Holdings Co.              259,156     ---           252,396     132,958     ---        *
Norman Seif                          31,984     ---            63,968       ---       ---        0
Jay Thomas Smith                     31,250     ---            62,500       ---       ---        0
Michael Gary Solomon                127,975     ---           255,950       ---       ---        0
Robert John Stalberger               31,558     ---            63,116       ---       ---        0
Superior Reporting Services, Inc.    31,900     ---            63,800       ---       ---        0
Richard D. Taxman                   310,500     ---           102,000     208,500     ---        1.3


T/A Pacific Select Investments,
  Ltd.                              450,000     ---           450,000       ---      ---         0
Dr. Erich W. Tiepel(5)              123,277   233,106         164,198      41,178  233,106       1.7
Sampson Junior Williams             163,150     ---           126,300     100,000    ---         *
Dennis L. Yakobson(6)               404,354   263,082         332,400     238,154  263,082       3.1
                                                           ----------
      Total                                                12,442,248(7)
---------------

      *Less than 1%
<F1>  Includes shares covered by presently exercisable stock purchase warrants.
<F2>  Does not include 297,322 shares subject to options to purchase.
<F3>  Does not include 177,928 shares subject to options to purchase.
<F4>  Does not include 257,322 shares subject to options to purchase.
<F5>  Does not include 233,106 shares subject to options to purchase.
<F6>  Does not include 263,082 shares subject to options to purchase.
<F7>  Includes 1,032,000 shares subject to Registration Statement No. 33-84232.

       Charles H. Benham, Mark S. Bohn, Ronald C Butz, James P. Samuels, Erich W. Tiepel and Dennis L. Yakobson are officers and/or directors of the Company. Loren L. Mall is associated with Brega & Winters P.C. which serves as general counsel for the Company. To the knowledge of the Company, none of the other Selling Shareholders nor any officers, directors or employees of a Selling Shareholder have held any office, position or other material relationship with the Company, its predecessors or affiliates during the past three years.

       Each Selling Shareholder have represented that he purchased the Common Stock for investment and with no present intention of distributing or reselling such Shares unless registered for resale. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission under the Securities Act a Form S-3 registration statement of which this Prospectus forms a part with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions.. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement and to use its best efforts to obtain effectiveness of the Registration Statement and to keep the Registration Statement effective until all the Shares offered hereby have been sold pursuant thereto, until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders, or for a period of 180 days, whichever occurs first.

       Certain of the Selling Shareholders, their associates and affiliates may from time to time be customers of, engage in transactions with, and/or perform services for the Company or its subsidiaries in the ordinary course of business.

                            PLAN OF DISTRIBUTION

       The sale of the Shares by the Selling Shareholders may be effected from time to time (i) in transactions in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). Selling Shareholders may also sell such shares pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 if the requirements for the availability of such rules have been satisfied.

       The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

       The Company has advised the Selling Shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised the Selling Shareholders that in the event of a "distribution" of his or its shares, such Selling Shareholders, any "affiliated purchasers," and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Securities Exchange Act of 1934 ("1934 Act") until his or its participation in that distribution is completed.
  A "distribution" is defined in Rule 10b-6(c)(5) as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." The Company has also advised the Selling Shareholders that Rule 10b-7 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.


               DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

       As of the date of this Prospectus, the Company had 16,604,116 shares of its Common Stock issued and outstanding. The shares of Common Stock covered by this Prospectus are fully paid and nonassessable. Holders of the Common Stock have no preemptive rights. Each stockholder is entitled to one vote for each share of Common Stock held of record by such stockholder. There is no right to cumulate votes for election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of the Common Stock will be distributed ratably among such shareholders in proportion to their stock holdings. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

       The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $10 par value per share. A quorum for purposes of meetings of common shareholders consists of a majority of the issued and outstanding shares of Common Stock, and once a quorum is established, action of a routine nature may properly be taken by a majority of the shares represented in person or by proxy at the meeting. Most major corporate transactions such a mergers, consolidations, sales of all or substantially all assets, and certain amendments to the articles of incorporation require approval by the holders of two-thirds of the issued and outstanding shares entitled to vote. The Company's board of directors is authorized to issue shares of Common Stock and preferred stock without approval of shareholders. Shares of preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by the board of directors without any requirement for shareholder approval. Such rights may include voting rights, preferences as to dividends, and upon liquidation, conversion and redemption rights, and mandatory redemption provisions pursuant to sinking funds or otherwise. No shares of preferred stock are issued and outstanding.


                                LEGAL OPINIONS

       Brega & Winters, P.C., 1700 Lincoln Street, Suite 2222, Denver, Colorado 80203 has rendered an opinion as to the legality of the Shares to be issued upon exercise of the stock purchase warrants.


                                   EXPERTS

       The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the nine-month period ended September 30, 1996 and the twelve months ended December 31, 1995 have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report, which is incorporated herein, and has been so incorporated in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

       NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE. HOWEVER, THE COMPANY HAS UNDERTAKEN TO AMEND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE THEREOF WHICH INDIVIDUALLY OR IN THE AGGREGATE REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT. IT IS ANTICIPATED, HOWEVER, THAT MOST UPDATED INFORMATION WILL BE INCORPORATED HEREIN BY REFERENCE TO THE COMPANY'S REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "DOCUMENTS INCORPORATED BY REFERENCE."

       ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.







                              TABLE OF CONTENTS

  Available Information                                        2

  Documents Incorporated by Reference                          2

  Summary                                                      2

  Risk Factors                                                 3

  Selling Shareholders                                         7

  Plan of Distribution                                         8

  Description of Common Stock and Preferred Stock              9

  Legal Opinions                                               9

  Experts                                                      9

    /TABLE

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Registration Fee - Securities and Exchange Commission            $  1,391.72
Legal Fees and Disbursements*                                      12,500.00
Accounting Fees and Disbursements*                                  1,500.00
Legal Fees and Expenses in Connection with Blue Sky Filings*        7,500.00
Miscellaneous*                                                        230.00
                                                                 -----------
     Total                                                       $ 23,121.72
                                                                 ===========
--------------------

* Estimated.

        Item 15.  Indemnification of Directors and Officers.

       The only charter provision, bylaw, contract, arrangement or statute under which any director, officer or controlling person of Registrant is insured and indemnified in any manner as such is as follows:

       (a) Registrant has the power under the Colorado Corporation Code to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of Registrant or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of Registrant such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of Registrant but no indemnification shall be made if such person was adjudged to be liable for negligence or misconduct in the performance of his duty to Registrant unless and to the extent the court in which such action or suits was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

       (b) The Articles of Incorporation and Bylaws of Registrant generally require indemnification of officers and directors to the fullest extent allowed by law.

       (c) Paragraph 3 of the Certificate of the Selling Shareholders, filed as Exhibit 1.1 to this Registration Statement, contains provisions by which Registrant and its controlling persons are indemnified against certain losses, claims, expenses and liabilities under the Securities Act of 1933, as amended.

                                                      PAGE 18
  Item 16.  Exhibits.

  The following exhibits are filed as part of this Registration Statement:

Exhibit                                                                                   Sequential
Number           Document                                                                 Page Number

EX-1             Form of Certificate of Selling Shareholders (incorporated herein by reference from the exhibits to Registrant's Registration Statement
                 No. 333-11567 filed with the Securities and Exchange Commission on September 6, 1996).
EX-3.1(i).1      Restated and Amended Articles of Incorporation, dated January 4, 1991
                 (incorporated herein by reference from the exhibits to Amendment
                 No. 2 to Registrant's Form S-18 Registration Statement No. 33-37150-D
                 filed with the Securities and Exchange Commission on January 18, 1991).
EX-3.1(i).2      Articles of Amendment dated April 5, 1991 to the Restated and Amended
                 Articles of Incorporation (incorporated herein by reference from the exhibits to Registrant's Current Reprot on Form 8-K dated August 10,
                 1993 filed with the Securities and Exchange Commission).
EX-3.3           Bylaws as amended, (incorporated herein by reference from the exhibits to Registrant's Form S-18 Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on January 18, 1991).
EX-4             Form of Warrant to Purchase Shares of Common Stock (incorporated herein by reference from the exhibits to Registrant's Registration Statement
                 No. 333-11567 filed with the Securities and Exchange Commission on
                 September 6, 1996).
EX-5             Opinion of Brega & Winters, P.C. (incorporated herein by reference from the exhibits to Registrant's Registration Statement No. 333-11567 filed with the Securities and Exchange Commission on September 6, 1996).
EX-10.1          Profit Sharing Plan (incorporated herein by reference from the exhibits to Registrant's Form S-18 Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on or about October 30,
                 1990).
EX-10.2          1990 Stock Option Plan (incorporated herein by reference from the exhibits to the Company's Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on Form S-18 dated
                 April 12, 1992).
EX-10.3          1994 Stock Option Plan (incorporated herein by reference from the exhibits to Post-Effective Amendment No. 5 to Registrant's Form S-18
                 on Form SB-2 Registration Statement No. 33-37150-D filed with the
                 Securities and Exchange Commission on or about September 19, 1994).
EX-10.4          1996 Stock Option Plan (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated December 18,
                 1996 filed with the Securities and Exchange Commission).
EX-10.5          Employment Contracts with Charles B. Benham, Dennis L. Yakobson and
                 Ronald C. Butz dated November 14, 1994 (incorporated herein by refer-
                 ence from the exhibits to Registrant's Current Report on Form 8-K dated
                 November 14, 1994 filed with the Securities and Exchange Commission).
EX-10.6          Key man insurance on the life of Charles B. Benham (incorporated herein by reference from the exhibits to Registrant's Form S-18 Registration
                 Statement No. 33-37150-D filed with the Securities and Exchange
                 Commission on or about October 30, 1990).
EX-23.1          Consent of Independent Certified Public Accountants.
EX-23.2          Consent of Brega & Winters P.C. (included in Exhibit 5).
EX-99.1          Letter of Intent between Rentech, Inc. and ITN Energy Systems, Inc.
                 dated October 17, 1996 (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K/A dated November
                 7, 1996 filed with the Securities and Exchange Commission).
EX-99.2          Agreement of Purchase and Sale of Assets between Rentech, Inc. and
                 Okon, Inc. dated December 6, 1996 (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated
                 December 16, 1996 filed with the Securities and Exchange Commission on December 18, 1996).
EX-99.3          Report of Independent Certified Public Accountants (incorporated herein by reference from the exhibits to Registrant's Transition Report on
                 Form 10-KSB for the nine months ended September 30, 1996 and for the year ended December 31, 1995, filed with the Securities and Exchange
                 Commission on January 15, 1997).

  Item 17.  Undertakings.

  I.     (a)  The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
            Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  Insofar as indemnification for liabilities arising under the
  Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the
  Registrant in the successful defense of any action, suit or proceeding)
  is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 30th day of January, 1997

                              RENTECH, INC.


                               (signature)
                         By:  ---------------------------------
                              Dennis L. Yakobson, President


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


  Signature                 Title                        Date
  ---------                 -----                        ----


  (signature)
  -----------------------   President, Chief Executive   January 30, 1997
  Dennis L. Yakobson        Officer and Director



  (signature)
  -----------------------   Vice President and Director  January 30, 1997
  Mark S. Bohn



  (signature)
  -----------------------   Vice President, Chief        January 30, 1997
  Ronald C. Butz            Operating Officer,
                            Secretary and Director


  (signature)
  -----------------------   Director                     January 30, 1997
  Erich W. Tiepel


  (signature)
  -----------------------   Vice President-Finance,      January 30, 1997
  James P. Samuels          and Chief Financial
                            Officer

                                           EXHIBIT INDEX

Exhibit                                                                                     Sequential
Number           Document                                                                   Page Number

EX-1             Form of Certificate of Selling Shareholders (incorporated herein by reference from the exhibits to Registrant's Registration Statement
                 No. 333-11567 filed with the Securities and Exchange Commission on September 6, 1996).
EX-3.1(i).1      Restated and Amended Articles of Incorporation, dated January 4, 1991
                 (incorporated herein by reference from the exhibits to Amendment
                 No. 2 to Registrant's Form S-18 Registration Statement No. 33-37150-D
                 filed with the Securities and Exchange Commission on January 18, 1991).
EX-3.1(i).2      Articles of Amendment dated April 5, 1991 to the Restated and Amended
                 Articles of Incorporation (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated August 10,
                 1993 filed with the Securities and Exchange Commission).
EX-3.3           Bylaws as amended, (incorporated herein by reference from the exhibits to Registrant's Form S-18 Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on January 18, 1991).
EX-4             Form of Warrant to Purchase Shares of Common Stock (incorporated herein by reference from the exhibits to Registrant's Registration Statement
                 No. 333-11567 filed with the Securities and Exchange Commission on
                 September 6, 1996).
EX-5             Opinion of Brega & Winters, P.C. (incorporated herein by reference from the exhibits to Registrant's Registration Statement No. 333-11567 filed with the Securities and Exchange Commission on September 6, 1996).
EX-10.1          Profit Sharing Plan (incorporated herein by reference from the exhibits to Registrant's Form S-18 Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on or about October 30,
                 1990).
EX-10.2          1990 Stock Option Plan (incorporated herein by reference from the exhibits to the Company's Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on Form S-18 dated
                 April 12, 1992).
EX-10.3          1994 Stock Option Plan (incorporated herein by reference from the exhibits to Post-Effective Amendment No. 5 to Registrant's Form S-18
                 on Form SB-2 Registration Statement No. 33-37150-D filed with the
                 Securities and Exchange Commission on or about September 19, 1994).
EX-10.4          1996 Stock Option Plan (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated December 18,
                 1996 filed with the Securities and Exchange Commission).
EX-10.5          Employment Contracts with Charles B. Benham, Dennis L. Yakobson and
                 Ronald C. Butz dated November 14, 1994 (incorporated herein by refer-
                 ence from the exhibits to Registrant's Current Report on Form 8-K dated
                 November 14, 1994 filed with the Securities and Exchange Commission).
EX-10.6          Key man insurance on the life of Charles B. Benham (incorporated herein by reference from the exhibits to Registrant's Form S-18 Registration
                 Statement No. 33-37150-D filed with the Securities and Exchange
                 Commission on or about October 30, 1990).
EX-23.1          Consent of Independent Certified Public Accountants.
EX-23.2          Consent of Brega & Winters P.C. (included in Exhibit 5).
EX-99.1          Letter of Intent between Rentech, Inc. and ITN Energy Systems, Inc.
                 dated October 17, 1996 (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K/A dated November
                 7, 1996 filed with the Securities and Exchange Commission).
EX-99.2          Agreement of Purchase and Sale of Assets between Rentech, Inc. and Okon,
                 Inc. dated December 6, 1996 (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated December 16,
                 1996 filed with the Securities and Exchange Commission on December 18,
                 1996).
EX-99.3          Report of Independent Certified Public Accountants (incorporated herein by reference from the exhibits to Registrant's Transition Report on Form
                 10-KSB for the nine months ended September 30, 1996 and for the year ended December 31, 1995, filed with the Securities and Exchange
                 Commission on January 15, 1997).